Exhibit 99.1

PRESS RELEASE

American Superconductor Reports Fiscal 2005 First Quarter Results

•	Record quarterly revenues – up 63% year-over-year

•	$12.1 million of new orders secured in first quarter

•	Company increases revenue guidance for fiscal 2005

•	SuperVAR™ prototype successfully tested on Ohio power grid

•	Power Electronic Systems targets full year profitability

WESTBOROUGH, Mass. – Aug. 5, 2004 – American Superconductor Corporation (NASDAQ:AMSC), a leading electricity solutions company, today reported financial results for the first quarter of fiscal 2005 ended June 30, 2004.

Net revenues for the first quarter increased 63% to a record $12.7 million from net revenues of $7.8 million for the same quarter a year ago, and up 9% sequentially compared with net revenues of $11.6 million for the quarter ended March 31, 2004. The net loss for the quarter was $4.9 million, or $0.18 per share, compared with a net loss of $8.4 million, or $0.39 per share, for the same period last year, and a net loss of $4.5 million or $0.16 per share for the March 2004 quarter.

American Superconductor ended the June 30, 2004, quarter with cash, cash equivalents, and short and long-term investments of $49.4 million and no long-term debt, compared to $52.6 million at March 31, 2004. The company’s use of cash in the first fiscal quarter was $3.2 million.

AMSC received $12.1 million in new orders and contracts during the first quarter. The company’s total backlog of orders and contracts as of June 30, 2004, was $64.2 million, of which approximately $42 million is expected to be recognized as revenue in fiscal 2005.

“Added to the $12.7 million in revenue recognized in the first quarter, the backlog as of June 30 provides visibility to approximately $55 million in revenue for fiscal 2005,” said chief executive officer Greg Yurek. “We are therefore increasing our revenue guidance for fiscal 2005 to $55-$60 million, which is at the upper end of our previous revenue guidance of $50-$60 million.”

Yurek added that with the forecasted increase in revenue for fiscal 2005, the company is also reducing its forecasted loss for the fiscal year to $20-$23 million or $0.70-$0.82 per share, which is at the lower end of its previous loss guidance of $20-$25 million or $0.70-$0.90 per share.

AMSC Wires Logs Record Production and Shipments; Demand for 2G Wire Grows

The Company reported that its AMSC Wires business unit continued to increase first generation (1G) high temperature superconductor (HTS) wire production and shipments to customers from its wire plant in Devens, Mass. “We achieved record production and shipments from our Devens HTS wire plant in the first quarter,” said Yurek. “And we’ll need to continue to increase shipments quarter-over-quarter during the remainder of this fiscal year in order to meet the customer demand represented by our current backlog of wire orders. On the sales front, the bulk of our efforts are now focused on building backlog for our next fiscal year.”

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Yurek noted that AMSC expects that it will start fulfilling growing customer demand for second generation (2G) wire in its next fiscal year, which starts April 1, 2005. “Customers are starting to demand the higher electrical and mechanical performance of our second generation wire, and the promised lower costs of 2G HTS wire compared with 1G HTS wire,” he said. “As we detailed in an announcement in July, we are moving forward rapidly to convert our 2G manufacturing development facility into a pre-pilot production line that will allow us to deliver more than 10,000 meters of 2G wire to customers during our next fiscal year. Clearly, the market transition from first to second generation wire is accelerating. We are very much on track with our planned transition to 2G HTS wire – a transition we expect will continue our global market leadership in HTS wire.”

AMSC’s roadmap for its planned scale-up of 2G HTS wire production can be found in an announcement at http://phx.corporate-ir.net/phoenix.zhtml?c=86422&p=irol-newsArticle_Print&ID=596743&highlight=.

SuperMachines Business Achieves Major Commercialization Milestone

AMSC reported today that its prototype SuperVAR synchronous condenser successfully generated reactive power on an Ohio power transmission grid, thereby accomplishing a major milestone for commercialization of HTS technology for power grid applications (see http://phx.corporate-ir.net/phoenix.zhtml?c=86422&p=irol-newsArticle_Print&ID=600906&highlight=). SuperVAR synchronous condensers are rotating machines that are utilized to increase the security and reliability of electric power networks. The prototype SuperVAR system is currently in transit from Ohio to Gallatin, Tenn. where it will be installed on a Tennessee Valley Authority (TVA) power grid. TVA, which expects to operate the prototype machine on a continuous basis on its grid, pre-ordered five SuperVAR synchronous condensers from AMSC. After successful operation of the prototype, it is expected that TVA will begin to release the ordered units to production. AMSC reconfirmed today its earlier forecast that it expects to begin delivering the five SuperVAR machines to TVA in its next fiscal year.

Although revenues for the SuperMachines business were higher than the company expected for the first fiscal quarter, this business nevertheless experienced a net loss for the quarter. This was due to two factors: first, higher than anticipated development spending on the advanced SuperVAR prototype, and second, an adjustment to the cost incentive fee on the 36.5-megawatt (MW) U.S. Navy motor program – a cost plus incentive fee contract – as a result of higher than expected costs from one subcontractor. “Our 36.5-MW ship propulsion motor program with the U.S. Navy is on schedule and the Navy is very pleased with our progress,” said Yurek. “We still expect that second-quarter revenues for this business will be relatively low due to budget constraints being experienced by the Navy as it approaches its fiscal year-end on September 30. However, the Navy plans to accelerate spending on our contract for the 36.5-MW motor in the subsequent two quarters to offset the second quarter funding constraints.”

AMSC noted that the U.S. Navy’s Center for Advance Power Systems (CAPS) is expected to initiate its load testing next week of the factory load-tested 5-MW ship propulsion motor AMSC delivered to the Navy in July 2003. “While CAPS has experienced considerable, unexpected delays in getting its new facility up and running, a U.S. Navy team is at CAPS this week performing the final facility review prior to its startup. We have been told to expect initiation of load testing of the motor next week, and to expect load and ship simulation testing to continue into the fall. It is then expected that the Navy will ship the motor to the Naval Surface Warfare Center in Philadelphia for special acoustic testing through the winter of 2005. The Navy will then define appropriate further land-based and at-sea testing to meet its requirements for advanced ship propulsion systems.”

AMSC Q1 Fiscal 2005 Results	Page 3

Power Electronic Systems Targeting First Profitable Year

Yurek noted that AMSC’s Power Electronic Systems business is now in a position for the first time to achieve profitability for the full fiscal year. “We have current visibility to a record $12.5 million of Power Electronic Systems revenue for this fiscal year,” said Yurek. “Based on current backlog, first quarter revenue and solid visibility to additional orders this quarter and next, this business is building strong momentum in approaching breakeven annual revenues of $16 million.”

Conference Call

AMSC will host an investor conference call beginning at 11:00 a.m. EDT on August 5 to discuss first quarter results and management’s outlook. To participate in the conference call, please dial 785-832-1523 and use conference ID “AMSC.” Additionally, the conference will be simulcast at www.amsuper.com/html/investors/index.html and http://www.firstcallevents.com/service/ajwz409016683gf12.html. Re-broadcast of the call will be available from August 5 through August 12 on both of these websites. A telephonic playback of the call will also be available from 1:00 p.m. EDT Thursday, Aug. 5, 2004, through midnight EDT Thursday, Aug. 12, 2004. Please call 402-220-1189 to access the playback.

About American Superconductor Corporation (NASDAQ:AMSC)

AMSC is a world-leading supplier of dynamic reactive power grid stabilization products and the world’s principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery. AMSC’s power electronic converters and HTS wire are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The Company’s products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

American Superconductor, SuperMachines, SuperVAR, D-VAR and Revolutionizing the Way the World Uses Electricity are trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the Company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; and the competition encountered by the Company, including several large Japanese companies. Reference is made to these and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section of the Company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. While the

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Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date this press release is issued.

Results Report for First Quarter Fiscal 2005

	Three Months ended June 30,
	2004	2003
Statement of Operation Data

Revenues
By business segment (1):
AMSC Wires	$3,334,149	$1,097,124
SuperMachines	7,385,731	5,549,894
Power Electronic Systems	1,930,196	1,109,289

Total revenues	12,650,076	7,756,307

Operating profit (loss): By business segment (1):

AMSC Wires	(2,889,001)	(6,333,675)
SuperMachines	(296,727)	11,858
Power Electronic Systems	(1,348,846)	(1,824,065)
Unallocated corporate expenses	(451,564)	(274,145)

Operating loss	(4,986,138)	(8,420,027)

Interest and other income (expense), net	39,970	63,551

Net loss	($4,946,168)	($8,356,476)

Net loss per share-(Basic & Diluted)	($0.18)	($0.39)

Weighted average shares outstanding	27,724,476	21,343,720

-more-

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	June 30, 2004	March 31, 2004
Selected Balance Sheet Data

Cash, cash equivalents, short term investments and long term investments	$49,443,320	$52,646,703

Selected current assets:
Accounts receivable	6,422,898	8,566,657
Inventory	5,651,928	4,889,394

Property, plant and equipment	91,117,420	90,713,055
Less: accumulated depreciation	(35,579,676)	(34,082,036)

Property, plant and equipment, net	55,537,744	56,631,019

Total assets	$124,974,196	$129,898,956
Accounts payable & accrued expenses	9,499,002	11,541,634
Deferred revenue	3,983,344	2,905,792

Stockholders’ equity	$111,491,850	$115,451,530

(1)	In accordance with Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), the Company has three reportable business segments as defined by SFAS 131- the AMSC Wires business segment, the SuperMachines business segment, and the Power Electronic Systems business segment. The AMSC Wires business segment develops and commercializes high temperature superconductor (HTS) wire. The focus of this segment’s current development and manufacturing effort is on HTS wire for power transmission cables, motors, generators, synchronous condensers, and electromagnets for various applications. The SuperMachines business segment is developing and commercializing electric motors, generators and synchronous condensers based on HTS wire. The Power Electronic Systems business segment develops and sells power electronic converters and designs, manufactures, and sells integrated systems based on those converters for power quality and reliability solutions.

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Contact Information

Media	Jack Jackson On-Message Public Relations	781-444-1020 jack@on-message.com

Investors	Kevin Bisson American Superconductor	508-621-4220 investor@amsuper.com